Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT:	Alfa Corporation	RELEASE DATE: January 3, 2005
Stephen G. Rutledge
Senior Vice President, CFO
(334) 613-4500

ALFA CORPORATION COMPLETES ACQUISITION OF

THE VISION INSURANCE GROUP

Montgomery, Ala. and Brentwood, Tenn. (January 3, 2005) – Alfa Corporation (Nasdaq/NM:ALFA) announced today that it has completed the previously announced acquisition of The Vision Insurance Group, LLC (“Vision”), a managing general agent. Alfa Corporation purchased Vision for $20 million in cash and stock with an additional purchase consideration of up to $14 million based on future performance.

Vision Insurance Group was founded in 1997 by John C. Russell, President, as a full-service managing general agency that currently writes nonstandard automobile insurance policies in nine states. The company is headquartered in Brentwood, Tennessee, and provides all underwriting, claims, actuarial and financial services on behalf of its contracted carriers. Vision’s direct written premium for 2003 was approximately $62 million.

Alfa views this acquisition as an opportunity to expand its personal lines business in new markets through Vision’s 2,500 independent agents. Alfa Corporation has formed an insurance subsidiary, Alfa Vision Insurance Corporation, through which Vision will write its nonstandard automobile business. Vision currently operates in Texas, Missouri, Indiana, Ohio, Virginia, Tennessee, Arkansas, Kentucky, and Florida. Both Vision and Alfa Vision Insurance Corporation will be wholly owned subsidiaries of Alfa Corporation.

Alfa Corporation is a financial services holding company headquartered in Montgomery, Alabama, and offers property and casualty insurance, life insurance and financial services products. Alfa Corporation is a member of the Alfa Insurance Group, which has combined assets of approximately $4 billion. Alfa Corporation’s property and casualty subsidiaries are rated A++ and its life subsidiary, Alfa Life Insurance Corporation, is rated A+ by the A.M. Best Company. The common stock of Alfa Corporation is traded on the NASDAQ National Market under the symbol ALFA.

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